Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our audit report on the financial statements of Prime Harvest, Inc. for the periods ended December 31, 2019 and December 31, 2020, dated April 23, 2021, included in Prime Harvest, Inc.’s Registration Statement on Form 1-A Regulation A Offering Statement Under the Securities Act of 1933 dated February 28, 2022.

Los Angeles, California
February 28, 2022

APPENDIX 10B